Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BANZAI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rule 457(c) and Rule 457(h)	2,784,947(2)	$0.61(3)	$1,698,817.67	0.00014760	$250.75

Equity	Common Stock	Rule 457(c) and Rule 457(h)	572,172(4)	$0.52(5)	$297,529.44	0.00014760	$43.92

Equity	Common Stock	Rule 457(h)	791,129(6)	$6.01(7)	$4,754,685.29	0.00014760	$701.79

Total Offering Amounts					$6,751,032.40		$996.45

Total Fee Offsets							$—

Net Fee Due							$996.45

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of Banzai International, Inc. (the “Registrant”), that become issuable under the Banzai International, Inc. 2023 Equity Incentive Plan (the “2023 EIP”) or the Banzai International, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)	Represents 2,784,947 shares of Class A Common Stock reserved and available for issuance under the 2023 EIP.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Class A Common Stock being registered hereby is based on a price of $0.61 per share of Class A Common Stock, which is the average of the high ($0.63) and low ($0.59) trading prices for a share of Class A Common Stock of the Registrant on March 19, 2024, as reported on The Nasdaq Stock Market.

(4)	Represents 572,172 shares of Class A Common Stock reserved and available for issuance under the 2023 ESPP.

(5)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Class A Common Stock being registered hereby is based on a price of $0.61 per share of Class A Common Stock, which is the average of the high ($0.63) and low ($0.59) trading prices for a share of Class A Common Stock of the Registrant on March 19, 2024, as reported on The Nasdaq Stock Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrations 2023 ESPP.

(6)	Represents 791,129 shares of Class A Common Stock issuable upon the exercise of outstanding stock options under the 2023 EIP.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $6.01, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding stock options under the 2023 EIP.